Exhibit (h)(2)

ADMINISTRATION AGREEMENT

AGREEMENT, dated July 1, 2012, between Master Investment Portfolio (the “Fund”), a Delaware business trust, on behalf of itself and each of its series listed on Exhibit A (each a “Portfolio” and together the “Portfolios”), and BlackRock Advisors, LLC (the “Administrator”), a Delaware limited liability company.

WHEREAS, the Administrator has agreed to furnish administration services to the Fund, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Portfolio;

WHEREAS, the Board of Trustees of the Fund has established and designated each Portfolio as a series of the Fund;

WHEREAS, each Portfolio serves as a “master” portfolio for a portfolio of BlackRock Funds III, which has the same investment objective and policies as the corresponding Portfolio (each a “Feeder Fund”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Administrator is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Administrator agrees, all as more fully set forth herein, to act as administrator to the Portfolios and to supervise and arrange for the day-to-day operations of each Portfolio.

2. Duties and Obligations of Administrator with Respect to the Administration of the Portfolios. The Administrator agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Fund’s custodian, transfer agent and dividend disbursing agent, if any, and other service providers) for the Portfolios. To the extent requested by the Fund on behalf of the Portfolios, the Administrator agrees to provide the following administrative services:

(a) Oversee the determination and publication of each Portfolio’s net asset value in accordance with the Portfolios’ policy as adopted from time to time by the Board of Trustees;

(b) Oversee the maintenance by the Fund’s custodian and transfer agent and dividend disbursing agent of certain books and records of the Portfolios as required under Rule 31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Portfolios;

(c) Oversee the preparation and filing of each Portfolio’s federal, state and local income tax returns and any other required tax returns;

(d) Review the appropriateness of and arrange for payment of each Portfolio’s expenses;

(e) Prepare for review and approval by officers of the Fund financial information for the Portfolio’s semiannual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Portfolio shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(f) Prepare for review by an officer of the Fund the Portfolio’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be mutually agreed upon;

(g) Prepare such reports relating to the business and affairs of the Portfolios as may be mutually agreed upon and not otherwise appropriately prepared by the Fund’s custodian, counsel or auditors;

(h) Make such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or may deem appropriate;

(i) Make such reports and recommendations to the Board of Trustees concerning the performance and fees of the Fund’s custodian and transfer and dividend disbursing agent as the Board of Trustees may reasonably request or may deem appropriate;

(j) Oversee and review calculations of fees paid to the Fund’s service providers;

(k) Oversee the Portfolio’s portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

(l) Consult with the Fund’s officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Portfolios and monitor financial and shareholder accounting services;

(m) Determine the amounts available for distribution as dividends and distributions to be paid by each Portfolio to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Fund’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

(n) Prepare such information and reports as may be required by any banks from which a Portfolio borrows funds;

(o) Provide such assistance to the custodian and the Fund’s counsel and auditors as generally may be required to properly carry on the business and operations of the Portfolios;

(p) Respond to or refer to the Fund’s officers or transfer agent, shareholder (including any potential shareholder) inquiries relating to the Portfolios; and

(q) Supervise any other aspects of the Portfolios’ administration as may be agreed to by the Fund and the Administrator.

All services are to be furnished through the medium of any trustees, officers or employees of the Administrator or its affiliates as the Administrator deems appropriate in order to fulfill its obligations hereunder.

The Portfolios will reimburse the Administrator or its affiliates for all out of pocket expenses incurred by them in connection with the performance of the administrative services described in this paragraph 2. The Portfolios will reimburse the Administrator and its affiliates for their costs in providing accounting services to the Portfolios.

3. Covenants. (a) In the performance of its duties under this Agreement, the Administrator shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Charter and By-Laws of the Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of the Portfolios as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Fund.

(b) The Administrator will treat confidentially and as proprietary information of each Portfolio all records and other information relative to that Portfolio, and the Portfolio’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Administrator or any officer, employee or other affiliate thereof from acting as administrator for any other person, firm or fund, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Administrator or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Administrator will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Fund and the Portfolios are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, the Administrator will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or Trustees’ fees of any officers or Trustees of the Fund who are affiliated persons (as defined in the 1940 Act) of the Administrator; provided that the Board of Trustees of the Fund may approve reimbursement to the Administrator of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Portfolio operations, (including, without limitation, compliance matters) (other than the provision of administrative services required to be provided hereunder) of all personnel employed by the Administrator who devote substantial time to Portfolio operations or the operations of other investment companies administered by the Administrator.

7. Compensation of the Administrator. The Administrator is not entitled to receive compensation for providing administration services to a Portfolio for so long as (i) the Administrator or an affiliate of the Administrator is entitled to advisory fees from such Portfolio and (ii) the Administrator or an affiliate of the Administrator is entitled to compensation for providing administration services to the corresponding Feeder Fund.

8. Indemnity. (a) The Fund may, in the discretion of the Board of Trustees of the Fund, indemnify the Administrator, and each of the Administrator’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Administrator’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no

Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Fund.

(b) The Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought thereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non Party Trustees of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

9. Limitation on Liability. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by Administrator or by the Portfolios in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9, the term “Administrator” shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and partners, Directors, officers and employees of the Administrator and of such affiliates.

10. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Portfolios as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Portfolios for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Fund’s Board of Trustees or the vote of a majority of the outstanding voting securities of each Portfolio at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Administrator 60 days’ notice (which notice may be waived by the Administrator), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of each Portfolio at the time outstanding and entitled to vote, or by the Administrator on 60 days’ written notice (which notice may be waived by the Fund). This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12. Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Fund, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of each Portfolio.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14. Use of the Name BlackRock. The Administrator has consented to the use by the Fund of the name or identifying word “BlackRock” in the name of the Fund and each Portfolio. Such consent is conditioned upon the employment of the Administrator as the Administrator to the Fund. The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by the Administrator and any of its affiliates. The Administrator may require the Fund to cease using “BlackRock” in the name of the Fund and the Portfolios if the Fund ceases to employ, for any reason, the Administrator, any successor thereto or any affiliate thereof as Administrator of the Fund.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

16. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

MASTER INVESTMENT PORTFOLIO, on behalf of the Portfolios set forth in Exhibit A

By:
Name:
Title:

BLACKROCK ADVISORS , LLC

By:
Name:
Title:

Exhibit A

Portfolios of the Fund

ACWI ex-US Index Master Portfolio

LifePath Index Retirement Master Portfolio

LifePath Index 2020 Master Portfolio

LifePath Index 2025 Master Portfolio

LifePath Index 2030 Master Portfolio

LifePath Index 2035 Master Portfolio

LifePath Index 2040 Master Portfolio

LifePath Index 2045 Master Portfolio

LifePath Index 2050 Master Portfolio

LifePath Index 2055 Master Portfolio

Russell 1000 Index Master Portfolio

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